UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K
____________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

____________________

Date of Report (Date of earliest event reported): November 17, 2014
____________________

OCLARO, INC.
(Exact name of Registrant as specified in its charter)
____________________

Delaware (State or other jurisdiction of incorporation or organization)	000-30684 (Commission file number)	20-1303994 (I.R.S. Employer Identification Number)
2560 Junction Avenue, San Jose, California 95134 (Address of principal executive offices, zip code)
(408) 383-1400 (Registrant’s telephone number, including area code)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)     On November 17, 2014, Lisa Paul joined Oclaro, Inc. (the “Company”) as its Executive Vice President, Human Resources. Prior to joining the Company, Ms. Paul, 50, served from April 2012 to November 2014 as the Vice President, Talent Management of Flextronics, Inc., and from June 2011 to March 2013 as the Vice President, Human Resources Business Partner of its Integrated Network Solutions Business Group. From May 2006 to June 2011 she served as a Human Resources Business Partner with Cisco Systems, Inc. (“Cisco”). Prior to Cisco, Ms. Paul served in a variety of human resources roles at Sun Microsystems and other companies.

Ms. Paul will receive a base salary of $260,000 per year for her service as Executive Vice President, Human Resources and she will be eligible for annual bonuses, to be paid semi-annually, based upon achievement of individual and/or company performance goals. At full achievement of such goals, the total annual target bonus will be equal to 60% of her base salary. The Company expects to grant to Ms. Paul stock options to purchase 60,000 shares of common stock and an award of 60,000 restricted stock units. The exercise price of the stock option grant is expected to equal the closing price of the common stock on the grant date. The stock options are expected to vest and become exercisable as follows: 25% of the shares subject to the options will vest on the first anniversary of the grant date and, with respect to the remaining shares, 2.083% of the shares subject to the stock options will vest following each month of continuous service thereafter for the following three years. The restricted stock units award is expected to vest as follows: 25% of the units will vest on the first anniversary of the grant date and, with respect to the remaining units, 6.25% of the units will vest on each February 10th, May 10th, August 10th and November 10th after the initial vesting date over the following three years of continuous service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.
Date: November 18, 2014	By:	/s/ David L. Teichmann
David L. Teichmann
Executive Vice President, General Counsel and Corporate Secretary